Exhibit 99.1

Investar Holding Corporation Announces Agreement to Acquire Citizens Bancshares, Inc., Ville Platte, Louisiana

BATON ROUGE, La., March 8, 2017 (GLOBE NEWSWIRE) — Investar Holding Corporation (“Investar”) (Nasdaq:ISTR), the holding company for Investar Bank, today announced that it has entered into a definitive agreement (the “Agreement”) to acquire Citizens Bancshares, Inc. (“Citizens”) and its wholly-owned subsidiary, Citizens Bank, Ville Platte, Louisiana. According to the terms of the Agreement, Investar will pay a total amount of cash merger consideration to shareholders of Citizens equal to $45.8 million.

At December 31, 2016, Citizens had approximately $245.5 million in assets, $126.8 million in net loans, and $208.7 million in deposits and $35.6 million in stockholder’s equity. Citizens offers a full range of banking products and services to the residents of Evangeline Parish through its three branch locations.

Investar’s acquisition of Citizens would expand Investar’s branch footprint in the Louisiana market—further bolstering its core deposit base and positioning Investar to continue to build on its existing record of growth and client service under the leadership of its current management team. For Citizens, the transactions would offer the benefits of additional financial strength and the expanded resources of a larger banking enterprise. Although Citizens’ three existing locations will transition to the Investar name, the experienced Citizens branch staff is expected to remain intact, continuing to provide exemplary and personal service to Citizens’ growing customer base.

Investar estimates annual pre-tax expense reductions associated with the transaction will exceed 30% of Citizen Bank’s annual non-interest expenses. The expense savings are estimated to be fully achieved beginning in 2018. The transaction is expected to be over 20% accretive to 2018 EPS, the first full year of combined operations.

“I am excited to add Citizens’ customers and branches into the Investar brand,” said John D’Angelo, President and Chief Executive Officer of Investar. “The acquisition fits well with our strategy of expanding Investar’s footprint in the Louisiana market. We see tremendous value in the acquisition of this 40-year-old franchise that includes a loyal customer base and which brings an attractive cost of funds. As a community bank, we are focused on customer service, and we look forward to providing enhanced products and services to the customers, employees and communities that we serve.”

Carl Fontenot, President and Chief Executive Officer of Citizens Bank stated, “We have worked hard over many years to build and maintain a community bank we can all be proud of. Our commitment to quality has not changed as we join with Investar. We are excited to be part of a community bank that can offer our customers a wider range of products and that embraces our tireless commitment to the community. Citizens Bank’s customers should see a seamless transition and have the ability to work with the same local leadership following the proposed acquisition.”

The proposed Citizens acquisition transactions are expected to be completed in the third quarter of 2017. The respective boards of each of Citizens and Investar have unanimously approved the transactions. Consummation of the proposed transactions remain subject to the parties’ receipt of all necessary regulatory approvals, as well as the requisite approval of Citizens’ shareholders.

Sandler O’Neill & Partners, L.P. acted as financial advisor to Investar Holding Corporation. Fenimore, Kay, Harrison & Ford LLP served as legal counsel to Investar Holding Corporation and McGlinchey Stafford PLLC served as legal counsel to Citizens Bancshares, Inc.

About Investar

Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, a state chartered bank. The Company’s primary market is South Louisiana and it currently operates 10 full service banking offices located throughout its market. At December 31, 2016, the Company had 152 full-time equivalent employees.

Forward-Looking Statements

This press release may include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and assumptions about our business that are subject to a variety of risks and uncertainties that could cause the actual results to differ materially from those described in this press release. You should not rely on forward-looking statements as a prediction of future events.

Additional information regarding factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in reports and registration statements we file with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, copies of which are available on the Investar internet website http://www.investarbank.com.

We disclaim any obligation to update any forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based except as required by law.

Contact:	Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com